Exhibit 23.1




Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 400,000 shares of common stock pertaining to the 1993 Omnibus Stock Plan, 1993 Non-Employee Director Stock Option Plan, 1993 Employee Stock Purchase Plan and 1986 Incentive Stock Option Plan of Aseco Corporation of our report dated May 10, 1996, except for Note L, as to which the date is June 14, 1996, with respect to the consolidated financial statements and schedule of Aseco Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 1996, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP


Boston, Massachusetts
December 17, 1996